Exhibit 99.2

Optimer Pharmaceuticals to Raise $12.2 Million in Registered Direct Offering

SAN DIEGO– July 21, 2008 – Optimer Pharmaceuticals, Inc. (Nasdaq: OPTR) today announced that it has received commitments from selected investors to purchase an aggregate of 1,443,396 shares of Optimer’s common stock at a purchase price of $8.48 per share pursuant to an effective shelf registration statement.

The closing of this offering is expected to take place on July 25, 2008.  Proceeds from the transaction will be used in the further development of Optimer’s ongoing programs, as well as for other general corporate purposes.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the Corporate Communications Manager, Optimer Pharmaceuticals, Inc., 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121.

The press release shall not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which to offer, solicitation or sale would be unlawful prior to registration statement or qualification under the securities laws of any such state.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer has two late-stage anti-infective product candidates. OPT-80 is being developed for the treatment of Clostridium difficile infection, the most common hospital-acquired diarrhea. Prulifloxacin is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea. Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the expected closing of the offering and Optimer’s receipt and use of the offering proceeds.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: whether the investors will fulfill their obligations to purchase the shares in the offering, the timing, progress and likelihood of success of Optimer’s product research and development programs, the timing and status of Optimer’s preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

Christina Donaghy, Corporate Communications Manager

John D. Prunty, Chief Financial Officer & VP Finance

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005